EXHIBIT 10.6
April 5, 2006
SENT VIA HAND DELIVERY
PERSONAL & CONFIDENTIAL
Mr. Gregory Floerke
7000 Southwest 112th Terrace
Pinecrest, Florida 33156
Dear Greg:
This letter agreement (“Agreement”) sets forth the terms of your separation from MasTec, Inc. (“Company”). You and the Company agree that this Agreement represents the full and complete agreement between you and the Company and replaces any previously written or verbal agreement.
1.	Termination: Your termination is effective as of March 31, 2006 (such date being the “Termination Date”). In consideration of the releases and other undertakings contained herein, the Company shall make the payment set forth in Section 2 below.

2.	Payments: The Company shall pay you your regular salary, less all applicable withholding taxes, through March 31, 2006. Within ten (10) business days thereafter, the Company shall pay you the gross sum of $95,000.00, less all applicable withholding taxes (along with the accelerated stock options described in Section 3, the “Severance Benefits”). Without limiting the rights of the Company under this Agreement or otherwise, you agree that any breach of any provision of this Agreement will entitle the Company to recover the payment specified herein from you, as well as any attorneys’ fees and costs associated with recovering that payment. You acknowledge that the Severance Benefits under this Agreement are compensation and will be included in a W-2 earnings statement, and are subject to applicable payroll withholding taxes. You further acknowledge that all life and disability coverage and participation in the 401(k) Retirement Plan will end on the Termination Date. You further agree that the Severance Benefits constitute sufficient consideration for this Agreement. You acknowledge and agree that no consideration other than the Severance Benefits as provided for by this Agreement have been or will be paid or furnished by the Company. You acknowledge that the Severance Benefits include compensation for any right the Employee may have or have had to (a) holiday, vacation, sick or personal days or pay in lieu thereof, and (b) bonus, profit sharing or other incentive compensation.

3.	Stock Options: Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), the portion of the stock options granted to you in September 2004 (the “September 2004 Options”) which were to vest on September 16, 2006 and September 16, 2007 shall vest as of the Termination Date. Subject to the approval of the Compensation Committee, the September 2004 Options and the other options you currently own will remain exercisable until January 22, 2014 pursuant to the MasTec, Inc. 2003 Employee Stock Incentive Plan (the “Plan”). The Company shall submit such requests to the Compensation Committee for approval at the next meeting. Not withstanding the above provisions, your eligibility (i) to purchase stock under the Company’s Non-Qualified Employee Stock Purchase Plan, (ii) to participate in the Company’s incentive compensation or other compensation plans and (iii) to participate in any other benefit plan of the Company or its subsidiaries or affiliates is terminated as of the Termination Date. This Agreement will be null and void in the event that the Compensation Committee shall not approve the accelerated vesting of the September 2004 Options and extension of the exercise period for the remaining options you own.

4.	Health Insurance. The Company will continue to pay health insurance benefits for you through March 31, 2006. Such insurance coverage will be offered pursuant to the Company’s health insurance plan.

5.	COBRA: Thereafter, you may be entitled to continue your medical benefits under a federal law known as COBRA. Enclosed please find information on COBRA.

6.	Acknowledgment: You understand and agree that, absent this Agreement, you would not otherwise be entitled to the benefits specified herein. Further, by signing this Agreement, you agree that you shall only receive the benefits described in this Agreement and that you shall not receive any benefits that are not specifically listed in this Agreement.

7.	General Release of All Claims: In exchange for the Company’s payments herein, you release the Company and all of its divisions, parents, subsidiaries or affiliates, or any of the officers, directors, employees, agents, shareholders, members or managers of any of the foregoing (all of the foregoing entities and individuals being referred to herein as “Affiliates”) from any and all claims you may have, known or unknown, related to your employment or your separation from employment, from the beginning of time through the date that this Agreement becomes effective.

You understand and agree that you are releasing the Company and its Affiliates from any and all claims for breach of contract, personal injury, wages, benefits, defamation, slander and wrongful discharge, and any and all claims based on any oral or written agreements or promises, including, but not limited to, any state statutory or common law claims, from the beginning of time through the date that this Agreement becomes effective, which is eight (8) days after you sign it.

You understand and agree that you are also releasing the Company and all of its Affiliates from any and all claims for discrimination or harassment in employment on the basis of race,

color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status and veteran’s status, including, but not limited to, any and all claims you may have arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and any other federal, state or local laws or regulations that permit a release by private agreement, from the beginning of time through the date that this Agreement becomes effective, which is eight (8) days after you sign it.
8.	No Claims Filed: As a condition of the Company entering into this Agreement, you represent that you have not filed any claim against the Company, or any of its Affiliates, relating to your employment or separation from employment or otherwise.

9.	Confidential Information: You agree that you shall not, directly or indirectly, disclose any confidential information you learned or acquired while employed by the Company including, but not limited to, disclosure to any person or any state or federal agency having jurisdiction over the Company. Such confidential information shall include, but not be limited to, financial information and data, personnel and compensation information, marketing data or information, accounting practices, trade practices, trade secrets and all other business information whatsoever. You also promise that you will not use any such confidential information to damage the Company or its Affiliates, suppliers or customers. You further agree to promptly return to the Company any property of the Company which you may have, no matter where located, and not to keep any copies or portions thereof. This provision shall not apply to confidential information that is in the public domain. If you are legally requested or required to disclose any confidential information you shall promptly notify the Company of such request or requirement prior to disclosure so that the Company may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If, however, in the opinion of your counsel you are nonetheless, in the absence of such order or waiver, compelled to disclose such confidential information or otherwise stand liable for contempt or suffer possible censure or other penalty or liability, then you may disclose such confidential information without liability to the Company hereunder.

10.	Confidentiality and Nondisclosure: You agree that the terms of this Agreement are confidential. You also agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor and immediate family members, or except as required by law or legal process. If you do tell your lawyer, financial advisor, immediate family members or any legal forum about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

11.	Intentionally Ommitted:

12.	Co-operation: You agree that from the Termination Date until December 31, 2006 and for a period not to exceed 20 hours per month:
a.	You will cooperate with the Company in any litigation matters in which you are a witness or a potential witness for the Company, including, but not limited to, making yourself available at reasonable times for reviewing documents, meeting with Company representatives, being interviewed by counsel for the Company, preparing for testimony, and giving testimony in any legal proceeding that involves the Company; and

b.	You shall make yourself available to perform such consulting or advisory services as may be reasonably necessary or appropriate in order to effect an orderly transition of your responsibilities to one or more other employees of the Company, and to ensure that the Company is aware of all matters that were handled by you during your employment by the Company, and as may be requested the Company in connection with general matters relating to the Company’s department of transportation business, or other services; and

c.	You shall receive reasonable advance notice from the Company of the time requested for such services, which time shall not unreasonably interfere with your other activities. You may perform the services by telephone and may be required to travel in connection with the performance of advisory or consulting services.
13.	No Negative Statements: The parties agree not to make any negative or disparaging statements about, or otherwise take any action whatsoever which could damage the other party, or any of their services, reputations, officers, employees or financial status, or could which damage any of them in any of their business relationships.

14.	Non-Competition and Non-Solicitation.
a.	You acknowledge and agree that the Company’s and its subsidiary and affiliated companies’ (collectively, the “Companies”) current businesses (the “Business”) are conducted throughout the United States of America and the Commonwealth of Canada. Until one (1) year following the date of the termination of your employment with the Company (the “Period of Non-Competition”) and within the United States of America and the Commonwealth of Canada (including their possessions, protectorates and territories, the “Territory”), you will not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:
i.	directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;

ii.	solicit, persuade or attempt to solicit or persuade or cause or authorize, directly or indirectly, to be solicited or persuaded any existing customer or client, or potential customer or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the

Companies, or to commence doing Business with or increase the amount of Business done with or hire another company;
iii.	solicit, persuade or attempt to solicit or persuade or cause or authorize, directly or indirectly, to be solicited or persuaded the business of any person or entity that is a customer or client of the Companies, or was their customer or client within two (2) years prior to cessation of your employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Business; or

iv.	solicit, persuade or attempt to solicit or persuade, or cause or authorize, directly or indirectly, to be solicited or persuaded for employment, or employ or cause or authorize, directly or indirectly, to be employed, on behalf of you or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of your employment by the Companies, an employee of any of the Companies.
If you breach or violate any of the provisions of this Section 14, the running of the Period of Non-Competition (but not of any of your obligations under this Section 14) will be tolled with respect to you during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from you reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by you from the action constituting a breach or violation of this Section 14.
b.	Exceptions. Entities that provide construction or installation services to wireless communications entities or tower site entities shall not be considered engaged in and competitive with the Business.
15.	Waiver: By signing this Agreement, you acknowledge that:
a.	You have carefully read, and understand, all of the provisions of this Agreement;

b.	You have been given twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney and, should you sign this Agreement without waiting the full 21 days, your decision in this regard is knowing and voluntary and not induced through fraud, misrepresentation or a threat to withdraw or alter the offer contained herein;

c.	The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

d.	You understand that this Agreement is legally binding and by signing it you give up certain rights;

e.	You have knowingly and voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f.	You knowingly and voluntarily release the Company and its Affiliates, from any and all claims you may have, known or unknown, in exchange for the payments and other consideration you have obtained by signing this Agreement, and that these payments are in addition to any payments you would have otherwise received if you did not sign this Agreement;

g.	The General Release in this Agreement includes a waiver of all rights and claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

h.	This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective, which is eight (8) days after you sign it.
16.	Non-admission of Wrongdoing: By entering into this Agreement, neither the Company nor any of its Affiliates, nor you, admit any wrongdoing or violation of law.

17.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and a proper representative of the Company.

18.	Entire Agreement: This Agreement contains the entire agreement between you and the Company and replaces any prior agreements or understandings between you and the Company.

19.	Effective Date: The effective date of this Agreement (the “Effective Date”) shall be eight days from the date on which you sign it. If you choose to sign the Agreement, please send the signed Agreement to Alberto de Cardenas at MasTec, Inc., 800 Douglas Road, 12th Floor, Coral Gables, Florida 33134. You then have seven (7) days from the date you sign this Agreement to revoke this Agreement. If you choose to revoke this Agreement, you must send written notice of your decision to Alberto de Cardenas so that such revocation is received no later than the seventh day after you originally signed the Agreement. You understand that the Company will not be required to make any payments or provide any benefits described in this Agreement unless this Agreement becomes effective.
[Signatures on the following page.]

Very truly yours, MasTec, Inc.
By /s/ Austin Shanfelter
Austin Shanfelter
President and Chief Executive Officer

Read, Accepted and Agreed:
/s/ Gregory Floerke
Gregory Floerke
Date: March 31, 2006